Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Long-Term Incentive Performance Share and Deferred Short-Term Incentive Share Programs of Millicom International Cellular S.A. of our report dated February 28, 2019, with respect to the consolidated financial statements of Millicom International Cellular S.A. included in its Form 20-F for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Société anonyme

Cabinet de révision agréé

Luxembourg

October 23, 2019